FORM 4

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

OMB APPROVAL OMB Number 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response.....0.5
Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

1. Name and Address of Reporting Person*			2. Issuer Name and Ticker or Trading Symbol Huffy Corporation (HUF)					6. Relationship of Reporting Person(s) to Issuer (Check all applicable) X Director 10% Owner Officer (give title below) Other (specify below)
Viviano	Joseph	P.
(Last)	(First)	(Middle)	3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)		4. Statement for Month/Year August 2002
225 Byers Road
(Street)					5. If Amendment, Date of Original (Month/Day/Year)			7. Individual or Joint/Group Filing (Check Applicable Line) X Form filed by One Reporting Person Form filed by More than One Reporting Person
Miamisburg	Ohio	45342
(City)	(State)	(Zip)	Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1. Title of Security (Instr. 3)		2 Transaction Date (Month/ Day/Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership(Instr. 4)
			Code	V	Amount	(A) or (D)	Price
Common Stock		8/1/02	G	V	500	D
Common Stock		8/1/02	G	V	500	D
Common Stock		8/1/02	G	V	500	D
Common Stock		8/1/02	G	V	500	D
Common Stock		8/1/02	P		1,900	A	$6.00
Common Stock		8/1/02	P		100	A	$5.98

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

OMB APPROVAL OMB Number 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response.....0.5
Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

1. Name and Address of Reporting Person*			2. Issuer Name and Ticker or Trading Symbol Huffy Corporation (HUF)					6. Relationship of Reporting Person(s) to Issuer (Check all applicable) X Director 10% Owner Officer (give title below) Other (specify below)
Viviano	Joseph	P.
(Last)	(First)	(Middle)	3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)		4. Statement for Month/Year August 2002
225 Byers Road
(Street)					5. If Amendment, Date of Original (Month/Day/Year)			7. Individual or Joint/Group Filing (Check Applicable Line) X Form filed by One Reporting Person Form filed by More than One Reporting Person
Miamisburg	Ohio	45342
(City)	(State)	(Zip)	Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1. Title of Security (Instr. 3)		2 Transaction Date (Month/ Day/Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership(Instr. 4)
			Code	V	Amount	(A) or (D)	Price
Common Stock		8/2/02	P		2,000	A	$5.85
Common Stock		8/5/02	P		2,000	A	$5.85
Common Stock		8/5/02	P		200	A	$5.70
Common Stock		8/5/02	P		900	A	$5.65
Common Stock		8/5/02	P		900	A	$5.55
Common Stock		8/7/02	P		2,000	A	$5.90

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

OMB APPROVAL OMB Number 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response.....0.5
Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

1. Name and Address of Reporting Person*			2. Issuer Name and Ticker or Trading Symbol Huffy Corporation (HUF)					6. Relationship of Reporting Person(s) to Issuer (Check all applicable) X Director 10% Owner Officer (give title below) Other (specify below)
Viviano	Joseph	P.
(Last)	(First)	(Middle)	3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)		4. Statement for Month/Year August 2002
225 Byers Road
(Street)					5. If Amendment, Date of Original (Month/Day/Year)			7. Individual or Joint/Group Filing (Check Applicable Line) X Form filed by One Reporting Person Form filed by More than One Reporting Person
Miamisburg	Ohio	45342
(City)	(State)	(Zip)	Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1. Title of Security (Instr. 3)		2 Transaction Date (Month/ Day/Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership(Instr. 4)
			Code	V	Amount	(A) or (D)	Price
Common Stock		8/8/02	P		2,000	A	$5.90
Common Stock		8/9/02	P		1,000	A	$5.86
Common Stock		8/9/02	P		1,000	A	$5.85
Common Stock		8/9/02	P		1,000	A	$5.80
Common Stock		8/9/02	P		1,000	A	$5.75
Common Stock		8/12/02	P		2,000	A	$5.90

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

OMB APPROVAL OMB Number 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response.....0.5
Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

1. Name and Address of Reporting Person*			2. Issuer Name and Ticker or Trading Symbol Huffy Corporation (HUF)					6. Relationship of Reporting Person(s) to Issuer (Check all applicable) X Director 10% Owner Officer (give title below) Other (specify below)
Viviano	Joseph	P.
(Last)	(First)	(Middle)	3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)		4. Statement for Month/Year August 2002
225 Byers Road
(Street)					5. If Amendment, Date of Original (Month/Day/Year)			7. Individual or Joint/Group Filing (Check Applicable Line) X Form filed by One Reporting Person Form filed by More than One Reporting Person
Miamisburg	Ohio	45342
(City)	(State)	(Zip)	Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1. Title of Security (Instr. 3)		2 Transaction Date (Month/ Day/Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	Amount	(A) or (D)	Price
Common Stock		8/13/02	P		1,800	A	$6.05
Common Stock		8/19/02	P		2,000	A	$6.05	33,813	D
Common Stock								500	D	Jointly with spouse

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security (Instr. 3)	2. Conversion or Exercise Price of Derivative Security	3. Transaction Date (Month/ Day/ Yr.)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)		6. Date Exercisable and Expiration Date (Month/ Day/Yr.)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)	10. Ownership Form of Derivative Security Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	(A)	(D)	Date Exer-cisable	Expir-ation Date	Title	Amount or Number of Shares

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations

/s/Nancy A. Michaud, Attorney-in-Fact

8/27/02

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

**Signature of Reporting Person

Date

Note: File three copies of this Form, one of which must be manually signed.  If space is insufficient,

Viviano, Joseph P.

225 Byers

 Road

Miamisburg, OH 45342

see Instruction 6 for procedure.

Huffy Corporation (HUF)

August, 2002

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.